Exhibit 21.1

SUBSIDIARIES OF WYNN RESORTS, LIMITED

Rambas, LLC
Wynn International Marketing, LLC (an Isle of Man limited liability company)
Toasty, LLC (a Delaware limited liability company)
B/W Clothiers, LLC (a 50% owned joint venture)
Valvino Lamore, LLC
Wynn Gallery, LLC (f.k.a. World Travel BBJ, LLC)
World Travel G-IV, LLC
Worldwide Wynn, LLC
Wynn Design & Development, LLC
Wynn Resorts Hotel Marketing & Sales (Asia), LLC (f.k.a. WDD-Asia, LLC)
Wynn Group Asia, Inc.
Wynn Resorts, International, Ltd. (an Isle of Man corporation)
Wynn Resorts (Macau) Holdings, Ltd. (an Isle of Man corporation)
Wynn Resorts (Macau), Ltd. (1)
Wynn Resorts (Macau), S.A. (2)
Wynn Macau Development Company, LLC
Wynn Coati Holding Company, Ltd. (an Isle of Man corporation)
Wynn Resorts Funding, LLC
Wynn Resorts Holdings, LLC
Wynn Las Vegas, LLC
Las Vegas Jet, LLC
World Travel, LLC
Wynn Completion Guarantor, LLC
Wynn Golf, LLC
Wynn Las Vegas Capital Corp.
Wynn Show Performers, LLC
Wynn Sunrise, LLC
Kevyn, LLC
PW Automotive, LLC (a Delaware Limited Liability Company and 50% owned joint venture)

All subsidiaries are formed in the State of Nevada and wholly-owned unless otherwise specifically identified.

(1)	A company organized and existing under the laws of Hong Kong Special Administrative Region of the People’s Republic of China

(2)	A company organized and existing under the laws of Macau Special Administrative Region of the People’s Republic of China